------
FORM 3
------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
-------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*

      Greeson                        Janet
     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)

                            8058 Pinnacle Peak Ave.
     --------------------------------------------------------------------
                                    (Street)
      Las Vegas                       NV                          89113
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                    9/19/99
-------------------------------------------------------------------------------

 3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

-------------------------------------------------------------------------------

 4. Issuer Name and Ticker or Trading Symbol
                                      STGI
-------------------------------------------------------------------------------

 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [ X ]  Director                       [ X ]  10% Owner
    [ X ]  Officer (give title below)     [   ]  Other (specify below)

                            Secty, Exec. Vice Pres.
    ---------------------------------------------------------------------------

 6. If Amendment, Date of Original (Month/Day/Year)

-------------------------------------------------------------------------------
 7. Individual or Joint/Group Filing (Check applicable line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

TABLE I - Non-Derivative Securities Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 4)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     |     2,014,250             |             D              |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------

* If the Form if filed by more than one Reporting Person, see Instruction
  5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)
                                                                          (Over)

FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
---------------------------------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
---------------------------------------------------------------------------------------------
                                                   |                    |
                                                   |                    |
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
                                                   |                    |
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
                                                   |                    |
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
                                                   |                    |
                                                   |                    |
=============================================================================================


===================================================================================================================================
3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |   Amount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
                          |              |                           |                                   |
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
                          |              |                           |                                   |
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
                          |              |                           |                                   |
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
                          |              |                           |                                   |
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See instruction 6 for procedure.



/s/ Janet Greeson                              09/16/99
----------------------------------    ---------------------------
**Signature of Reporting Person                 Date

JANET GREESON

                           (Print or Type Responses)
                                                                      Page 2